As filed with the Securities and Exchange Commission on October 18, 1999
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLD KENT FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-1986608 (I.R.S. Employer Identification Number)

111 Lyon Street, N.W.
Grand Rapids, Michigan 49503
(616) 771-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mary E. Tuuk Senior Vice President and Secretary Old Kent Financial Corporation 111 Lyon Street, N.W. Grand Rapids, Michigan 49503 (616) 771-5272	Copies of Communications to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street, N.W. Grand Rapids, Michigan 49503 (616) 752-2752

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $1 Par Value(2)	500,000 shares (3)	$38.9375 (4)	$19,468,750 (4)	$5,412.31

(1)	On October 11, 1999, the average of the high and low prices of the Common Stock of Old Kent Financial Corporation on the New York Stock Exchange was $38.9375 per share. The registration fee is computed in accordance with Rule 457(c).
(2)	Includes the Series C Preferred Stock Purchase Rights (the "Rights") attached to each share of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificate representing the Registrant's Common Stock, and may be transferred only with such shares of the Registrant's Common Stock.
(3)	In addition, pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.
(4)	Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

OK Invest Direct Prospectus

Old Kent Financial Corporation is pleased to offer individuals the opportunity to participate in OK Invest Direct, a convenient and low cost stock purchase program. OK Invest Direct is available for new investors to make an initial investment in Old Kent common stock, and for existing investors of Old Kent's dividend reinvestment plan to increase their holdings of Old Kent common stock. If you are currently enrolled in our dividend reinvestment plan you are automatically enrolled in OK Invest Direct. Old Kent's common stock is traded on the New York Stock Exchange under the trading symbol "OK."

Program highlights include:

•	Reinvest all, or a portion of your Old Kent dividends

•	Purchase Old Kent common stock through a convenient, low-cost method

•	Build your investment over time, starting with as little as $250

•	Purchase shares either directly through the Internet or by check, money order or bank draft

•	Authorize automatic monthly investments in Old Kent common stock from your checking or savings account

•	Invest up to $100,000 per year ($25,000 per quarter)

This prospectus relates to an offering of 500,000 shares of Old Kent common stock, par value $1 per share, to be offered for purchase under OK Invest Direct.

Shares purchased under OK Invest Direct may be newly issued shares or shares purchased for participants in the open market, at our option. Newly issued shares will be purchased at a price equal to the average of the high and low prices of Old Kent common stock in transactions reported on the New York Stock Exchange on the investment date. Shares purchased for participants in the program in the open market will be purchased at the market price of the common stock on the New York Stock Exchange.

Old Kent is a regional bank holding company offering a wide range of financial services. Our principal executive offices are located at One Vandenberg Center, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503.

Please read this prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about OK Invest Direct, please call Old Kent Bank, the Program Administrator, toll free at 1-800-652-2657 (ext. 771-5482), 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

Our common stock is not the obligation of or guaranteed or endorsed by any bank. It does not constitute a bank deposit. It is not federally insured or protected by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 1999.

TABLE OF CONTENTS
Page

THE COMPANY	4

INFORMATION ABOUT OK INVEST DIRECT	4
1.	What is OK Invest Direct?	4
2.	What options are available under the program?	4
3.	Who is the Program Administrator?	5
4.	Who is the independent agent?	5
5.	Who is eligible to participate in OK Invest Direct?	5
6.	Can non-U.S. citizens participate in OK Invest Direct?	5
7.	I am an Old Kent shareholder of record. How do I enroll in OK Invest Direct?	6
8.	I already own shares, but they are held by my bank or broker and registered in "street name." How can I participate in the program?	6
9.	I am not currently a Old Kent shareholder. How do I enroll in the program?	6
10.	Are there fees associated with participation?	6
11.	May I elect full or partial reinvestment of my shares?	7
12.	What are my dividend reinvestment options?	7
13.	When will my dividend reinvestment begin?	8
14.	How do I make an additional investment?	8
15.	What are the minimum and maximum amounts for additional investments?	9
16.	What transactions can I conduct through StockPower's online services?	10
17.	When will shares be purchased under the program?	10
18.	At what price will shares be purchased?	11
19.	How are shares allocated under OK Invest Direct?	11
20.	Will fractional shares be purchased?	12
21.	How are payments with "insufficient funds" handled?	12
22.	Will interest be paid on OK Invest Direct accounts?	12
23.	What is the source of Old Kent common stock purchased through the program?	12
24.	Who will hold the additional shares purchased through OK Invest Direct?	13
25.	How may I receive a stock certificate?	13
26.	May I add my certificate shares of Old Kent common stock to my program account for safekeeping?	13
27.	How may I sell shares I hold through the program?	14
28.	Can I transfer shares that I hold in the program to someone else?	14
29.	I've just moved. How can I request a change of address or update other personal data?	14
30.	How may I modify or close my OK Invest Direct account?	14
31.	How do I contact Old Kent Bank, the Program Administrator?	15
32.	What reports will I receive?	15
33.	What if Old Kent issues a stock dividend or declares a stock split or rights offering?	16

34.	How do I vote my OK Invest Direct shares at shareholders' meetings?	16
35.	Can the program be changed?	16
36.	What are the responsibilities of Old Kent and Old Kent Bank under OK Invest Direct?	17
37.	What are the federal income tax consequences of participating in the program?	17

WHERE YOU CAN FIND MORE INFORMATION	18

USE OF PROCEEDS	19

EXPERTS	19

THE COMPANY

Old Kent Financial Corporation is a financial services organization which operates as a bank holding company. The services offered by our subsidiaries cover a wide range of banking, fiduciary and other financial services. These include commercial, mortgage and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards and other electronically accessed banking services, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, investment management and trust services, personal investment and related advisory services, brokerage and investment advisory services, and access to insurance products.

INFORMATION ABOUT OK INVEST DIRECT

The following questions and answers explain and constitute OK Invest Direct.

1.	What is OK Invest Direct?

OK Invest Direct is a convenient and low cost purchase program available for new investors to make an initial investment in Old Kent common stock and for existing shareholders to increase their holdings of Old Kent common stock. Participants in the program may elect to have dividends automatically reinvested in Old Kent common stock and/or to make optional cash investments through the Program Administrator, Old Kent Bank. Participation in OK Invest Direct is entirely voluntary and we give no advice regarding your decision to join the program. However, if you decide to participate in this program, an enrollment form and reply envelope are enclosed for your convenience. Enrollment forms are also available, and may be completed, online through services provided by StockPower Inc., which Old Kent has engaged for this purpose. You can access these services through the financial information section of our website at www.oldkent.com or through StockPower's website at www.stockpower.com.

2.	What options are available under the program?

OK Invest Direct allows participants to:

•	Have their common stock dividends automatically reinvested in additional shares of Old Kent common stock;

•	Make initial investments in Old Kent common stock through the program; and

•	Make additional cash investments in Old Kent common stock, including the options to (i) make automatic monthly purchases by authorizing deductions from a designated checking or savings account and (ii) make online purchases through services provided by StockPower.

Please refer to Question 10 for details on fees to be paid by participants, to Question 12 for additional information regarding dividend reinvestment options and Question 14 for further information regarding the methods of making additional cash investments.

 Please retain all transaction statements for your records. The statements contain important tax and other information.

3.	Who is the Program Administrator?

Our wholly-owned subsidiary, Old Kent Bank will be the Program Administrator for OK Invest Direct. Old Kent Bank will keep records, send quarterly statements of account to you and perform other clerical duties relating to OK Invest Direct. Shares of common stock purchased by you under the program are registered in the name of Old Kent Bank or its nominee, as custodian, and credited to your account under the program. Although shares purchased under the program are registered in the name of Old Kent Bank or its nominee, you may continue to hold your current shares in your own name. However, if you participate in the program, you may deposit certificates for shares of common stock held in your own name to your account. This added convenience is available to you under the program at no cost.

4.	Who is the independent agent?

We will appoint an independent agent from time to time to execute purchases and sales of common stock on behalf of the program and its participants for purchases and sales to be made in the open market. See Question 23. The independent agent will be a registered broker-dealer or bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. The independent agent will not be our affiliate, and neither we nor any affiliate will exercise any direct or indirect control or influence over the times when or the prices at which, the independent agent may purchase our common stock for the program, the amount of common stock to be purchased, or the manner in which the common stock is to be purchased.

5.	Who is eligible to participate in OK Invest Direct?

All U.S. citizens are eligible to participate in OK Invest Direct, whether or not they are currently shareholders of Old Kent.

6.	Can non-U.S. citizens participate in OK Invest Direct?

Yes. If you are not a U.S. citizen, you can participate in OK Invest Direct, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the program. We reserve the right to deny or terminate participation of any shareholder if we deem it advisable under any foreign laws or regulations. All program funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to properly execute the transaction.

7.	I am an Old Kent shareholder of record. How do I enroll in OK Invest Direct?

If you are already an Old Kent shareholder of record (that is, if you own shares that are registered in your name, not your broker's) but you are not enrolled in OK Invest Direct, you may enroll in the program simply by completing and returning the enclosed enrollment form, by calling Old Kent Bank directly at 1-800-652-2657 (ext. 771-5482) or accessing and completing an enrollment form online. See Question 16 for further information regarding online services.

8.	I already own shares, but they are held by my bank or broker and registered in "street name." How can I participate in the program?

If your shares of Old Kent common stock are registered in the name of a bank, broker or other nominee, you must arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate in OK Invest Direct. Once at least one share is registered in your name, you can complete an enrollment form for the number of shares registered directly in your name, as described in Question 7. Alternatively, you may also enroll in the program in the same manner as someone who is not currently a Old Kent shareholder, as described in Question 9.

9.	I am not currently a Old Kent shareholder. How do I enroll in the program?

If you do not currently own any Old Kent common stock and you wish to become a shareholder and a participant in OK Invest Direct, you may enroll in the program by completing an enrollment form and sending with it an initial investment amount of at least $250 and not more than $25,000. Initial cash payments can be made by check, money order or bank draft made payable to Old Kent Bank and sent to Old Kent Bank at the address listed on the enrollment form. All money must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Third party checks will not be accepted. A one time initial investment administrative fee of $10 will be deducted from your initial investment. See Question 10 for a summary of the fees associated with the program.

 You may also join OK Invest Direct online through services provided by StockPower and authorize the deduction of your initial investment from your bank account online. See Question 16 for information regarding StockPower.

10.	Are there fees associated with participation?

The fees associated with enrollment and participation in the program are summarized in the chart below:

Costs to the Participant
	One Time Fee	Service Charge
Initial Administrative Fee for First-Time Investors	$10, deducted directly from the initial investment received	None
Subsequent Purchases and Dividend Reinvestments	None	None
Sales of Portion of Shares Held in OK Invest Direct	$10	None
Sales of all Shares held in OK Invest Direct	$20	None
Insufficient Funds	$25, see Question 21 for more information	None
11.	May I elect full or partial reinvestment of my shares?

Yes. You may choose to reinvest all or a portion of the cash dividends paid on your shares held in OK Invest Direct toward the purchase of additional shares of Old Kent common stock. To participate in the reinvestment feature of the program, you must elect to reinvest the dividends on a minimum of one share. You may change your dividend reinvestment election at any time by notifying Old Kent Bank. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend.

12.	What are my dividend reinvestment options?

If you elect to reinvest your dividends on your shares of Old Kent common stock held in OK Invest Direct, you must choose one of the following when completing the dividend reinvestment section of the enrollment form:

•	Full Dividend Reinvestment. Purchase additional shares by reinvesting all of your cash dividends.

•	Partial Dividend Reinvestment. If you choose to reinvest less than all of your dividends you must select one of the following options:

Option 1. Receive a cash dividend payment based on the number of full shares you specify. Reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming the cash dividend rate remains constant).

Option 2. Reinvest dividends based on the number of full shares you specify. Receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter (again, assuming the dividend stays the same).

•	Deposit Cash Dividends Electronically. If you choose partial dividend reinvestment, you may have your cash dividends (which are not reinvested) deposited directly into your bank account instead of receiving a check by mail. Simply complete the appropriate sections of the enrollment form or notify Old Kent Bank. Direct deposit authorization forms will be acted upon as soon as possible after they are received. You may change your designated bank account for direct deposit or discontinue this feature by notifying Old Kent Bank.

You may change your election at any time by either completing and submitting a new enrollment form by mail or online, or by contacting Old Kent Bank directly at 1-800-652-2657 (ext. 771-5482). See Question 30 for further information about changing your dividend reinvestment option.

13.	When will my dividend reinvestment begin?

Record dates for determining the record holders of common stock entitled to receive cash dividends declared on the common stock are chosen by our board of directors and are usually in the months of February, May, August and November of each year. If your enrollment form is received by Old Kent Bank before a dividend record date, the reinvestment of your dividends will begin with the payment of that dividend. If the enrollment form is received by Old Kent Bank on or after the dividend record date, the reinvestment of dividends will not start until payment of the next dividend. Dividend record dates will vary from time to time, and may be chosen in months other than February, May, August and November. You can minimize the possibility of missing a desired entry date by delivering an enrollment form to Old Kent Bank before the first day of a dividend month in which you desire to begin participation in the program.

14.	How do I make an additional investment?

In addition to increasing your holdings of Old Kent common stock through the reinvestment of dividends, you may make optional cash investments in Old Kent common stock. You may make optional cash investments by choosing among the following three options:

•	Check Investment. You may make optional cash investments in Old Kent common stock by sending to Old Kent Bank a check, money order or bank draft for the purchase of additional shares. The check, money order or bank draft must be made payable to Old Kent Bank in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Old Kent Bank will not accept third party checks. All checks, money orders and bank drafts should be sent to Old Kent Bank at the address listed on the Optional Cash Investment tear-off form attached to each statement you receive, together with that form, or if making an investment when enrolling, with the enrollment form.

•	Automatic Investment from a Bank Account. As an alternative to sending checks, money orders and bank drafts for optional cash purchases, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option by simply completing and signing an automatic debit enrollment form, providing the necessary information, together with a voided blank check or checking or savings account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic debit enrollment forms are available from Old Kent Bank and are available online through services provided by StockPower. You may change the amount of money or terminate an automatic monthly withdrawal of funds by either calling Old Kent Bank directly at 1-800-652-2657 (ext. 771-5482) or completing and submitting to Old Kent Bank a new automatic debit enrollment form. To be effective for the investment dates in the succeeding month, the new automatic debit enrollment form must be received by Old Kent Bank before the last business day of the prior month. Also, you can cancel any payment scheduled to be made by automatic debit, provided the request is received by Old Kent Bank at least two business days prior to the date of the debit. See Question 17 for information regarding investment dates.

•	Online Investments. You may make optional cash investments online through services provided by StockPower at the financial information section of Old Kent's website at www.oldkent.com, as well as at StockPower's website at www.stockpower.com. In order to purchase shares online through services provided by StockPower, you must authorize the withdrawal of funds from your bank account online.
15.	What are the minimum and maximum amounts for additional investments?

Each optional cash investment must be for a minimum of $25, subject to a maximum of $25,000 per quarter ($100,000 per year). Whether participating through the use of a personal or traveler's check, money order or bank draft, or through the automatic investment feature, the $25 minimum and maximum of $25,000 per quarter ($100,000 per year) applies. If you are not a registered shareholder and are a first-time investor in OK Invest Direct, your initial investment must be for at least $250 and cannot exceed the quarterly maximum of $25,000. All amounts must be in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks.

16.	What transactions can I conduct through StockPower's online services?

StockPower offers investors a convenient way to invest in Old Kent common stock completely online, without having to send in any forms or checks by mail. Through StockPower, you may:

•	Eliminate the time required to receive an enrollment form through the mail;

•	Elect to purchase shares of Old Kent common stock and authorize the withdrawal of funds from a bank account for initial and optional cash purchases, as well as for regular monthly investments;

•	Choose to reinvest your Old Kent dividends;

•	Review and manage your OK Invest Direct account at anytime from your personal computer, including making changes to program elections;

•	Arrange to receive Old Kent annual reports and other materials over the Internet; and

•	Receive transaction confirmations via email.

Participation in OK Invest Direct through services provided by StockPower is voluntary. You can access StockPower's services through the financial information section of our website at www.oldkent.com, or through StockPower's website at www.stockpower.com.

17.	When will shares be purchased under the program?

General. OK Invest Direct's investment date will be each Friday. To make an investment on the next investment date, Old Kent Bank must receive your request for purchase and funds by the following deadlines:

•	To make the Friday investment date, requests for purchase made by physical check must be received by Old Kent Bank by Monday before noon Eastern Time.

•	Online requests for purchase must be placed by Monday before noon Eastern Time.

•	For automatic monthly investments, funds will be debited from your bank account on the first Monday of every month, and will be invested in Old Kent common stock on the following Friday.

Old Kent Bank will commingle all funds received from participants. Please note that when you use the online method to invest, your order must be placed by noon Eastern Time four business days prior to the investment date in order for Old Kent Bank to receive the funds in time for the investment deadline.  If Friday is not a day on which the New York Stock Exchange is open, or falls on a day which is not a business day for Old Kent Bank, then the investment will occur on the next succeeding business day. Optional cash purchases not received before the applicable investment date deadline will not be invested until the next succeeding investment date. No interest will be paid on any funds held by Old Kent Bank between investment dates. Once you have placed your order, you may not request a cash refund or otherwise change your order.

Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, those investments will be made on the Friday following the first Monday of every month. For example, assuming that each day in this example is a business day, if the first day of the month is Friday, the 1st, your account would be debited on Monday, the 4th, for an investment on Friday, the 8th.

Dividend Reinvestments. If you participate in the dividend reinvestment feature of OK Invest Direct when dividends are paid on the common stock, we will promptly pay to Old Kent Bank all dividends payable for all shares of common stock held by you in OK Invest Direct and all shares credited to your account under OK Invest Direct for which you have elected to reinvest cash dividends, subject to any applicable tax withholding requirements. Old Kent Bank will generally invest all dividend funds authorized to be reinvested within the same time frame as used for optional cash purchases. All funds to be invested on an investment date are commingled.

18.	At what price will shares be purchased?

The price of all shares of common stock purchased with reinvested dividends or optional cash investments, whether made available by us or purchased in the open market, will be based on the prices of the common stock reported on the New York Stock Exchange. The price per share of shares purchased from us under OK Invest Direct will be the average of the high and low prices of the common stock in transactions reported on the investment date. The price per share of any shares purchased in the open market will be the market price of such shares.

19.	How are shares allocated under OK Invest Direct?

Shares of common stock purchased with reinvested dividends or optional cash investments will be allocated by Old Kent Bank among the accounts of all participants. If you participate, the number of shares that will be allocated to your account following any investment date will depend on the amount of your dividends and optional cash investments (if any) available for investment on that date and the purchase price of the shares. Your account will be credited with a number of shares (including fractions computed to three decimal places) equal to the total funds to be invested for you, divided by the applicable purchase price (also computed to three decimal places).

20.	Will fractional shares be purchased?

Yes. If any dividend or optional cash payment is not sufficient to purchase a whole share of Old Kent common stock, a fractional share equivalent will be credited to your account. All fractional shares are computed to three decimal places.

21.	How are payments with "insufficient funds" handled?

In the event that any check or other deposit is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic debit, Old Kent Bank will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Old Kent Bank may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 administrative charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by Old Kent Bank through the sale of the number of shares from your OK Invest Direct account necessary to satisfy the fee.

22.	Will interest be paid on OK Invest Direct accounts?

No. Interest will not be paid on amounts held pending investments.

23.	What is the source of Old Kent common stock purchased through the program?

On each investment date, we will make shares of common stock available for purchase under OK Invest Direct from our authorized but unissued shares. Alternatively, we may choose, in our sole discretion, that shares of common stock to be purchased under the program will be purchased in the open market. To the extent we are making shares available for purchase under the program, Old Kent Bank will purchase the shares from us. To the extent we are not making shares available for purchase under the program, Old Kent Bank will cause the independent agent to purchase shares of common stock in the open market.

For purchases made in the open market, on each investment date, Old Kent Bank will pay over to the independent agent the dividends received in accordance with the description in Question 17 above, together with all optional cash investments received prior to the deadlines described in Question 17 above. The independent agent will use these funds to purchase shares of common stock on that investment date or as soon as possible after that investment date. Neither Old Kent nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the independent agent.

If at any time we determine not to make shares available for purchase under the program and the independent agent is unable to purchase shares in the open market (by reason of the operation of applicable laws, the closing of the securities markets or any other temporary curtailment or suspension of open market purchases), neither we nor Old Kent Bank will have any liability to any participant arising out of the inability to make purchases at that time. If shares of common stock are not purchased: (i) within 30 days after a dividend payment date; or (ii) within 35 days of the receipt of an optional cash investment, Old Kent Bank will mail to each participant a check in the amount of the unapplied cash dividends and optional cash investments, without interest.

24.	Who will hold the additional shares purchased through OK Invest Direct?

Shares purchased through OK Invest Direct are held in safekeeping in book-entry form on Old Kent Bank's records. The number of shares (including fractional interests) held for each participant will be shown on each account statement.

25.	How may I receive a stock certificate?

You may obtain a certificate (at no cost) for some or all of your whole shares held in your OK Invest Direct account at any time by simply requesting Old Kent Bank to withdraw shares from your OK Invest Direct account. You may make such a request by:

•	using the tear-off form attached to the account statement; or

•	calling Old Kent Bank at 1-800-652-2657 (ext. 771-5482).

Certificates are normally issued to participants within five business days after receipt of the request. Withdrawing shares from your account balance does not affect your dividend option (for example, dividends will continue to be reinvested on the shares remaining in your account, if previously elected on the enrollment form). No certificates will be issued for fractional shares of common stock; instead, the market value of any fractional shares will be paid in cash.

26.	May I add my certificate shares of Old Kent common stock to my program account for safekeeping?

Yes. At the time of enrollment in the program or at any later time, you may use the program's share certificate safekeeping service to deposit with Old Kent Bank any Old Kent common stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held through your OK Invest Direct account, you must complete the tear-off section of the account statement and submit it with your certificates to the address on the tear-off section. There is no charge for this service. The certificates do not need to be endorsed. You should send your stock certificates by certified, registered or insured mail, or by some other safe means, because you bear the risk of loss in transit.

27.	How may I sell shares I hold through the program?

Shares held in your OK Invest Direct account can be sold on your behalf by either calling Old Kent Bank directly at 1-800-652-2657 (ext. 771-5482) or by completing and submitting the tear-off portion of the account statement. Upon receipt of a request to sell some or all of your shares, Old Kent Bank (through the independent agent) will cause your shares to be sold on the open market within five business days of receipt of your request and send you the proceeds, less an administrative service charge. Proceeds are normally paid by check, which are distributed within three business days after the sale.

You should be aware that the price of Old Kent common stock may rise or fall during the period between a request for sale, its receipt by Old Kent Bank and the ultimate sale on the open market. Instructions sent to Old Kent Bank to sell shares are binding and may not be rescinded.

28.	Can I transfer shares that I hold in the program to someone else?

Yes. You may transfer ownership of some or all of your shares held through OK Invest Direct. You may call Old Kent Bank at 1-800-652-2657 (ext. 771-5482) for complete transfer instructions. You will be asked to send to Old Kent Bank written transfer instructions. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program is intended to ensure that the individual signing is in fact the owner of the participant's account. A notary is not sufficient.

You may transfer shares to new or existing Old Kent shareholders. However, a new OK Invest Direct account will not be opened for a transferee as a result of a transfer of less than one full share. If you open a new OK Invest Direct account for a transferee, you must include an enrollment form with the gift/transfer instructions.

29.	I've just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Old Kent Bank at 1-800-652-2657 (ext. 771-5482) or write to them at the address listed in Question 31.

30.	How may I modify or close my OK Invest Direct account?

You can stop reinvesting dividends at any time by either calling Old Kent Bank at 1-800-652-2657 (ext. 771-5482) or providing Old Kent Bank with written instructions at its address in Question 31, provided you notify Old Kent Bank prior to noon Eastern Time on a dividend record date, which is usually 10 business days preceding a dividend payment date. If your request to stop dividend reinvestment is received after the dividend record date, then the dividends will be reinvested and the shares will be added to your OK Invest Direct account. You can stop dividend reinvestment by either:

•	Completing and submitting a new dividend reinvestment authorization form by mail or online, or contacting Old Kent Bank at 1-800-652-2657 (ext. 771-5482), and changing your option to "Reinvest None And Receive A Check For Dividends" while still keeping your shares in your OK Invest Direct account with Old Kent Bank; or

•	Closing your OK Invest Direct account by requesting all shares be issued in the form of a stock certificate and a check be issued for the value of any fractional share amount. If you select this option and your request is received after noon Eastern Time on a dividend record date, your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment.

Alternatively, you may close your OK Invest Direct account by requesting all shares be sold on the open market and a check be remitted to you for the proceeds for all full and fractional shares, less an administrative service charge of $20. If you select this option and your request is received after noon Eastern Time on a dividend record date, your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment. See Question 27 for additional information on sales.

31.	How do I contact Old Kent Bank, the Program Administrator?

You may contact Old Kent Bank by writing to:

OK Invest Direct
c/o Old Kent Bank - Shareholder Services
4420 44th Street, SE, Suite A
Grand Rapids, Michigan 49512-4011

You may also telephone Old Kent Bank toll free at 1-800-652-2657 (ext. 771-5482), 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

32.	What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you on a quarterly basis, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price of OK Invest Direct transactions, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. Please notify Old Kent Bank promptly either in writing or by telephone if your address changes. In addition, you will receive copies of the same communications sent to all other holders of Old Kent common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you participate in the program online through StockPower, you can elect to receive Old Kent communications, such as annual reports and proxy statements, via email. In addition, you can review your current account status, program options and transaction history at any time.

Please retain all transaction statements for your records. The statements contain important tax and other information.

33.	What if Old Kent issues a stock dividend or declares a stock split or rights offering?

Any stock dividends or split shares distributed by Old Kent to holders of common stock held in OK Invest Direct accounts will be added to your account balance. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a OK Invest Direct account.

34.	How do I vote my OK Invest Direct shares at shareholders' meetings?

In connection with any meeting of Old Kent shareholders, you will be sent a proxy card or request for voting instructions representing both the shares for which you hold physical certificates and the shares held in your OK Invest Direct account. Those shares will be voted as you indicate on the returned proxy card or request form. Fractional shares will be voted. If you sign and return the proxy card or request form and no voting instructions are given with respect to any item on the proxy card or request form, all of your shares will be voted in accordance with the recommendations of Old Kent's management. This is the same procedure that is followed for all other shareholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card or request form, or if you do not sign the proxy card or request form, none of your shares will be voted.

As an alternative to returning your proxy card or request form, you may also vote by telephone or online by following the instructions in the proxy materials if that method is available.

35.	Can the program be changed?

Yes. Old Kent and Old Kent Bank may suspend, modify or terminate the program at any time. All participants will receive notice of any suspension, modification or termination. If OK Invest Direct is terminated, certificates for whole shares held in your OK Invest Direct account will be issued and a cash payment will be made for any fractional share. Old Kent reserves the right to deny, suspend or terminate participation by a participant who is using the plan for purposes inconsistent with the intended purpose of the plan. In such event, Old Kent Bank will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. Old Kent Bank will issue a certificate for your shares to you upon written request.

Old Kent Bank also may terminate your OK Invest Direct account if you do not own at least one whole share. In the event your OK Invest Direct account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

36.	What are the responsibilities of Old Kent and Old Kent Bank under OK Invest Direct?

Neither Old Kent nor Old Kent Bank will be liable for any act or omission to act, which was done in good faith, including any claim of liability arising out of the failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased.

You should recognize that neither Old Kent nor Old Kent Bank can assure you of a profit or protect you against a loss on shares purchased through OK Invest Direct. Although Old Kent currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of Old Kent's Board of Directors and will depend upon future earnings, the financial condition of Old Kent and other factors. Additionally, dividends may increase or decrease.

37.	What are the federal income tax consequences of participating in the program?

Participants in the program are advised to consult their own tax advisors with respect to the tax consequences of participation in OK Invest Direct (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each year.

You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your OK Invest Direct account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the program. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares). In order to determine the tax basis for shares in your account, you should retain all account transaction statements.

Program participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the program. Where applicable, this withholding tax generally is imposed at the rate of 30%; but this rate may be reduced by treaty between the U.S. and the country in which the participant resides.

Dividends paid on shares in OK Invest Direct accounts may be subject to "the backup withholding" provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then Old Kent Bank must withhold 31% from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission ("SEC") the common stock that may be offered by us using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

Corporation SEC Filings (File No. 0-14591)	Period
Annual Report on Form 10-K	Year ended December 31, 1998
Quarterly Reports on Form 10-Q	Quarters ended March 31, 1999 and June 30, 1999
Current Reports on Form 8-K	Dated February 25, 1999, March 12, 1999, March 18, 1999, April 15, 1999, June 21, 1999, July 9, 1999, July 15, 1999, July 29, 1999, August 31, 1999, September 7, 1999 and September 10, 1999
Registration Statement on Form 8-A (Stock)	Filed on November 2, 1998
Registration Statement on Form 8-A (Rights)	Filed on November 2, 1998
Registration Statement on Form 8-A/A	Filed on December 31, 1998

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934 between the date of this prospectus and prior to the termination of any offering of securities made by this prospectus are also incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain such documents without charge by requesting them in writing or by telephone from Old Kent Bank at the following address:

Old Kent Bank
Shareholder Services
4420 44th Street, SE, Suite A
Grand Rapids, Michigan 49512-4011
Tel: 1-616-771-5482 or 1-800-652-2657 (ext. 771-5482)

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus and neither the delivery of this prospectus to you nor the issuance of common stock under it shall create any implication to the contrary.

This prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

USE OF PROCEEDS

Old Kent will receive proceeds from the purchase of common stock through OK Invest Direct to the extent that such purchases are made directly from Old Kent, and not from open market purchases by the independent agent. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.

EXPERTS

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

                The expenses payable by Old Kent in connection with the issuance and distribution of the securities being registered are estimated to be:

Registration Fee (for initial Registration Statement)	$5,412
Legal Fees and Expenses	10,000
Accountant's Fees and Expenses	1,000
Printing Fees and Expenses	3,000
Blue Sky Fees and Expenses	0
Miscellaneous Expenses	1,000

TOTAL	$20,412

Item 15.     Indemnification of Directors and Officers

                Under Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

                Old Kent is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the MBCA. Old Kent may similarly indemnify persons who are not directors or executive officers to the extent authorized by Old Kent's Board of Directors.

                The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the corporation) arising out of a position with the corporation (or with some other entity at the corporation's request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of the corporation, unless the director or officer is found liable to the corporation, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

                The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conducts, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

                In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Old Kent's Restated Articles of Incorporation, Bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

                The MBCA permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.

                Old Kent has entered into indemnity agreements with each of its directors. The agreements provide that Old Kent will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Old Kent (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of Old Kent or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent, or fiduciary of Old Kent, or by reason of the fact that the indemnitee was serving at the request of Old Kent in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Old Kent's Restated Articles and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

 Item 16.     Exhibits

Exhibit Number	Description

4.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Corporation's Form S-4 Registration Statement filed June 5, 1998.

4.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Corporation's Form 8-K Current Report dated March 15, 1999.

4.3	Rights Agreement. Incorporated by reference to an exhibit to the Corporation's Form 8-A/A Registration Statement filed December 31, 1998.

4.4	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Incorporated by reference to Exhibit 4.3 to the Corporation's Form 8-K filed March 5, 1997.

5	Opinion of Warner Norcross & Judd LLP as to the legality of the securities being registered.

23(a)	Consent of Arthur Andersen LLP.

23(b)	Consent of Warner Norcross & Judd LLP. (See Exhibit 5).

24	Powers of Attorney.

99(a)	Old Kent Financial Corporation "OK Invest Direct" program. Set forth in full in the prospectus.

Item 17.     Undertakings

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on October 18, 1999.

OLD KENT FINANCIAL CORPORATION By /s/ Albert T. Potas Senior Vice President, Investor Relations and Strategic Planning

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Name and Title

October 18, 1999	*/s/ Richard L. Antonini Richard L. Antonini Director

October 18, 1999	*/s/ John D. Boyles John D. Boyles Director

October 18, 1999	*/s/ William P. Crawford William P. Crawford Director

October 18, 1999	*/s/ Richard M. DeVos, Jr Richard M. DeVos, Jr. Director

October 18, 1999	*/s/ William G. Gonzalez William G. Gonzalez Director

October 18, 1999	*/s/ James P. Hackett James P. Hackett Director

October 18, 1999	*/s/ Erina Hanka Erina Hanka Director

October 18, 1999	*/s/ Michael J. Jandernoa Michael J. Jandernoa Director

October 18, 1999	*/s/ Kevin T. Kabat Kevin T. Kabat Vice Chairman of the Board and Director

October 18, 1999	*/s/ Fred P. Keller Fred P. Keller Director

October 18, 1999	*/s/ John P. Keller John P. Keller Director

October 18, 1999	*/s/ Hendrik G. Meijer Hendrik G. Meijer Director

October 18, 1999	*/s/ Percy A. Pierre Percy A. Pierre Director

October 18, 1999	*/s/ Marilyn J. Schlack Marilyn J. Schlack Director

October 18, 1999	*/s/ Peter F. Secchia Peter F. Secchia Director

October 18, 1999	*/s/ David J. Wagner David J. Wagner Chairman of the Board, President, Chief Executive Officer, and Director (Principal Executive Officer)

October 18, 1999	*/s/ Margaret Sellers Walker Margaret Sellers Walker Director

October 18, 1999	*/s/Robert H. Warrington Robert H. Warrington Vice Chairman of the Board and Director

October 18, 1999	*/s/Mark F. Furlong Mark F. Furlong Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

October 18, 1999	*By /s/ Albert T. Potas Albert T. Potas Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Corporation's Form S-4 Registration Statement filed June 5, 1998.

4.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Corporation's Form 8-K Current Report dated March 15, 1999.

4.3	Rights Agreement. Incorporated by reference to an exhibit to the Corporation's Form 8-A/A Registration Statement filed December 31, 1998.

4.4	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Incorporated by reference to Exhibit 4.3 to the Corporation's Form 8-K filed March 5, 1997.

5	Opinion of Warner Norcross & Judd LLP as to the legality of the securities being registered.

23(a)	Consent of Arthur Andersen LLP.

23(b)	Consent of Warner Norcross & Judd LLP. (See Exhibit 5).

24	Powers of Attorney.

99(a)	Old Kent Financial Corporation "OK Invest Direct" program. Set forth in full in the prospectus.